Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2009 THIRD QUARTER RESULTS

White Plains, New York – November 2, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income of $7.2 million, or $0.33 per diluted share, for the third quarter ended September 30, 2009. Net income for the third quarter of 2008 was $2.6 million, or $0.12 per diluted share.

The marked increase in 2009 third quarter net income was achieved despite a 2 percent decline in net sales, to $122 million. Market share gains enabled the Company to increase net sales in its RV Segment by 10 percent in the third quarter, better than the 5 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, as compared to the third quarter of 2008. The Company’s Manufactured Housing Segment also gained market share, although net sales declined by 29 percent, due to an estimated 39 percent decrease in industry-wide production of manufactured homes.

“Continued market share gains, effective cost control programs, and our focus on profitable expansion opportunities, were key elements that enabled us to achieve this very gratifying profit improvement,” said Fred Zinn, Drew’s President and CEO. “Compared to the second quarter of 2009, our net income increased $4.6 million on a $21 million increase in net sales. While our profits have not yet recovered to the record pace of earnings we achieved in 2007, we have made critical strides in controlling costs and increasing our content per RV and manufactured home.”

“We are proud of the accomplishments of our management teams in both segments of our business,” said Jason Lippert, President and CEO of Drew’s subsidiaries, Lippert Components and Kinro. “They have taken advantage of numerous opportunities to improve profitability during very difficult times in both industries. The strength of our management team is what truly allows us to continue to out-perform our end markets.”

“RV industry production levels during the last several months have continued to exceed expectations, reportedly due to both a restocking of inventory by dealers, and improvement in retail demand,” added Lippert. “While recent retail industry data is not available, we believe that dealers would likely not be restocking inventory so late in the season unless retail demand had improved. Further, many of our RV customers are expecting higher fourth quarter production levels than they did in the fourth quarter of 2008.”

“We’re also very pleased with recent developments in our Manufactured Housing Segment,” continued Lippert. “Over the summer, a supplier of manufactured housing windows and doors exited the market. Since then we have gained new window business of more than $7 million annually, and growing. In addition, with our recent purchase of door production equipment and inventory, we expect to be a significant supplier in the $25 million to $30 million market for manufactured housing doors. Half of this new potential is in aftermarket replacement doors for manufactured homes, and we will be aggressively pursuing new aftermarket business for both doors and windows.”

“Our raw material costs continue to be volatile,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Last years’ third quarter net income was reduced by $0.06 to $0.08 per diluted share due to high material costs which impacts the comparison to the 2009 third quarter. Then, earlier this year, raw material costs declined, but have risen 10 to 30 percent in the last few months, depending upon the type of raw material. We anticipate that these recent cost increases will likely have a modest impact on our profit margins going forward.”

The Company continues to benefit from reductions in fixed expenses achieved through facility consolidations, staff reductions, and synergies between its two subsidiaries. Cost reduction measures benefitted third quarter 2009 results by over $2 million compared to the same period in 2008, and are expected to benefit full year 2009 results by more than $9 million. The cost reduction measures taken in 2009 will benefit 2010 by an additional $2.5 million.

The Company further strengthened its balance sheet during the third quarter, increasing cash and short-term investments by $20 million, to $47 million. The cash is in FDIC insured accounts, while the $2 million of short-term investments are US Treasuries. The Company now has no debt after repaying the last $1 million of its debt during the third quarter of 2009.

“We expect our cash flow to continue strong over the next several quarters,” said Giordano. “Management of our working capital continues to be a priority. This strong balance sheet and solid cash flow will allow us to continue to pursue acquisitions and other expansion opportunities, which should help us achieve sustained growth over the long term.”

For the first nine months of 2009, the Company reported a net loss of $27.0 million, or $1.24 per diluted share, due to the first quarter 2009 goodwill impairment charge of $29.4 million, net of taxes. Excluding the first quarter 2009 goodwill impairment charge, and $3.0 million, net of taxes, of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling, due to the unprecedented conditions in the RV and manufactured housing industries, net income for the current nine-month period was $5.4 million, or $.25 per diluted share

Because of the seasonality of the RV and manufactured housing industries, the Company’s results in the second and third quarter are traditionally stronger, while the first and fourth quarters are typically the weakest.

“Historically, the RV industry has been a leading indicator of broader economic recoveries,” said Zinn. “Therefore, the recent improvements in this market are encouraging. A prolonged recovery in the RV market depends on the strength of retail demand, so we are pleased that the popularity of RVing remains high. As evidence, many campgrounds and RV parks have reported that occupancies this year have kept pace with 2008. The Recreation Vehicle Industry Association has projected a 29 percent increase in wholesale shipments of travel trailers and fifth-wheel RVs in 2010, and we continue to be “bullish” on the long-term future of the RV industry.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
●Towable RV steel chassis	●Aluminum windows
●Towable RV axles and suspension solutions	●Chassis components
●Slide-out mechanisms and solutions	●Furniture and mattresses
●Thermoformed products	●Entry and baggage doors
●Toy hauler ramp doors	●Entry steps
●Manual, electric and hydraulic stabilizer	●Other towable accessories
and lifting systems

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

For the nine months ended September 30, 2009, over 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes, and specialty trailers. The RV Segment represented 78 percent of the Company’s consolidated net sales in the third quarter of 2009.

Drew’s RV Segment reported operating profit of $11.1 million, on net sales of $94 million in the 2009 third quarter, compared to operating profit of $4.6 million on net sales of $86 million in the comparable period in 2008. The “organic” increase in RV Segment net sales was $9 million, or 10 percent, better than the 5 percent increase in industry-wide wholesale shipments of travel trailers and fifth wheel RVs during the quarter.

“RV Segment operating profit increased $6.5 million in the 2009 third quarter compared to the same period in 2008, which was more than we would typically expect on the increase in segment net sales,” said Giordano. “The increased profitability was partly due to the fixed cost reductions in this segment, as well as other decreases in group insurance and warranty costs, partially offset by higher overtime costs and equipment write-downs. In addition, higher raw material costs in the 2008 third quarter impacted quarter-to-quarter comparisons.”

For the first nine months of 2009, the RV Segment reported net sales of $226 million, a decrease of 30 percent from the same period in 2008. RV Segment operating profit was $12.8 million for the first nine months of 2009, including $2.9 million of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling. Excluding these extra expenses, the Company’s RV Segment had an operating profit of $15.7 million in the first nine months of 2009, a decrease of 51 percent from the $31.8 million during the same period of 2008.

“Acquisitions, new product introductions and market share growth have enabled us to increase our product content for travel trailers and fifth-wheel RVs by 12 percent to $2,088 per unit for the last 12 months, compared to $1,870 per unit in the prior 12 month period,” said Jason Lippert. “We plan to continue to pursue profitable growth opportunities.”

“Notably, we have recently seen some improvement in RV industry-wide wholesale shipments trends, with travel trailer and fifth-wheel RVs up 14 percent in August and 21 percent in September, compared to the same periods in the prior year. These were the first year-over-year increases in more than a year and a half.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens chassis, chassis parts, and bath and shower units to the manufactured housing industry, and recently introduced entry doors.

Drew reported third quarter 2009 net sales of $27 million for its Manufactured Housing Segment, or 22 percent of consolidated net sales. This represented a 29 percent decline from the $39 million in net sales reported in the comparable period in 2008. Industry-wide production of manufactured homes declined an estimated 39 percent for the quarter.

Because of the industry-wide production declines, the operating profit of Drew’s Manufactured Housing Segment declined 28 percent, to $2.8 million, from $3.9 million in the comparable period last year. “This decrease in segment operating profit was about 10 percent of the “organic” decline in net sales, better than what we would typically expect, primarily because of fixed cost reductions and lower group insurance costs,” said Giordano.

For the first nine months of 2009, the Manufactured Housing Segment reported net sales of $68 million, down 40 percent from the same period in 2008. Despite difficult industry conditions, the Company’s Manufactured Housing Segment reported operating profit of $2.6 million for the first nine months of 2009, including $0.6 million of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions and obsolete inventory. Excluding these extra expenses, the Company’s MH Segment had an operating profit of $3.2 million in the first nine months of 2009, a decrease of 71 percent from the $11.0 million during the same period of 2008. Despite the more than 85 percent decline in industry-wide production of manufactured homes since 1998, the Company’s Manufactured Housing Segment continues to be profitable.

Balance Sheet and Other Items
Accounts receivable, other than the balances specifically reserved, remain current, with only 20 days sales outstanding at the end of the quarter. “During the third quarter, we did not incur any significant bad debt expenses,” added Giordano. “Our credit team continues to do an outstanding job of minimizing our losses, and we will remain cautious as we head into the seasonally slower winter months.”

Capital expenditures were only $0.8 million this quarter, $1.9 million for the year-to-date, and are anticipated to aggregate less than $3 million for the full year. Depreciation and amortization was $5.0 million in the third quarter of 2009, $14.3 million for the year-to-date, and are expected to aggregate about $18 million in 2009. Preliminary estimates for 2010 are that capital expenditures will be $5 million to $7 million, and that depreciation and amortization will be approximately $16 million.

Non-cash stock-based compensation was $0.9 million in the 2009 third quarter, $3.0 million for the year-to date, and is expected to be nearly $4 million for the full year.

Recent Developments
Drew reported that net sales in October 2009 were up approximately 7 to 9 percent year-over-year, even though October 2009 had one less shipping day than October 2008. “While some of this improvement is due to easier ‘comps,’ the health of the RV industry has clearly improved over the last few months,” said Zinn. “Further improvements in the wholesale and retail credit markets, along with sustained increases in retail demand are still needed to enable a prolonged recovery in the RV industry.”

“While there has yet to be any sign of recovery in the manufactured housing industry, there is an expectation that demand for affordable housing, including manufactured housing, may increase during the next few years, as home-buyers reduce their housing budgets compared to the excesses of the past decade.”

“So far this year we have acquired several new products, including the QuickBiteTM coupler, a slide-out storage box for pick-up trucks, and most recently entry doors for manufactured homes,” added Lippert. “These types of product line expansions are consistent with our long-standing growth strategy, and are keys to our success.”

“The depth of our management team along with our financial capability provides the foundation for future growth in our current markets, while at the same time enabling us to cautiously explore opportunities to utilize our skills and expertise in related or similar markets,” concluded Zinn.

Conference Call
Drew will provide an online, real-time webcast of its third quarter 2009 earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, November 3, 2009 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 60063402. A replay of the webcast will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 27 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of RVs and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Nine Months Ended		Three Months Ended
(In thousands, except per share amounts)	September 30,		September 30,		Last Twelve
	2009	2008	2009	2008	Months

Net sales	$293,248	$433,945	$121,666	$124,274	$369,809
Cost of sales	238,895	335,580	93,692	99,292	306,315
Gross profit	54,353	98,365	27,974	24,982	63,494
Selling, general and administrative expenses	50,331	64,026	16,721	20,481	66,434
Goodwill impairment	45,040	-	-	-	50,527
Executive retirement	-	-	-	-	2,667
Other (income)	(260)	(675)	(60)	(29)	(260)
Operating (loss) profit	(40,758)	35,014	11,313	4,530	(55,874)
Interest expense, net	614	602	179	323	889
(Loss) income before income taxes	(41,372)	34,412	11,134	4,207	(56,763)
(Benefit) provision for income taxes	(14,415)	13,524	3,945	1,614	(20,596)
Net (loss) income	$(26,957)	$20,888	$7,189	$2,593	$(36,167)

Net (loss) income per common share:
Basic	$(1.24)	$0.95	$0.33	$0.12	$(1.67)
Diluted	$(1.24)	$0.95	$0.33	$0.12	$(1.67)

Weighted average common shares outstanding:
Basic	21,724	21,879	21,847	21,702	21,692
Diluted	21,724	22,023	21,994	21,815	21,692

Depreciation and amortization	$14,337	$12,534	$5,025	$4,485	$18,881
Capital expenditures	$1,915	$3,274	$822	$924	$2,840

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands)	2009	2008	2009	2008

Net sales
RV Segment	$225,621	$320,941	$94,460	$85,694
MH Segment	67,627	113,004	27,206	38,580
Total net sales	$293,248	$433,945	$121,666	$124,274

Operating profit
RV Segment	$12,814	$31,848	$11,130	$4,598
MH Segment	2,559	10,989	2,831	3,913
Total segment operating profit	15,373	42,837	13,961	8,511
Amortization of intangibles	(4,185)	(3,670)	(1,410)	(1,547)
Corporate	(4,819)	(5,714)	(1,701)	(1,747)
Goodwill impairment	(45,040)	-	-	-
Other items	(2,087)	1,561	463	(687)
Total operating (loss) profit	$(40,758)	$35,014	$11,313	$4,530

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2009	2008	2008

Current assets
Cash and cash equivalents	$44,932	$9,185	$8,692
Short-term investments	1,999	-	-
Accounts receivable, trade, less allowance	27,728	23,874	7,913
Inventories	57,184	107,272	93,934
Prepaid expenses and other current assets	15,647	11,924	16,556
Total current assets	147,490	152,255	127,095
Fixed assets, net	83,263	93,957	88,731
Goodwill	-	49,864	44,113
Other intangible assets	40,518	43,099	42,787
Other assets	17,994	6,386	8,632
Total assets	$289,265	$345,561	$311,358

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$-	$11,797	$5,833
Accounts payable, accrued expenses and other current liabilities	41,088	55,858	36,884
Total current liabilities	41,088	67,655	42,717
Long-term indebtedness	-	5,315	2,850
Other long-term obligations	8,659	5,660	6,913
Total liabilities	49,747	78,630	52,480
Total stockholders’ equity	239,518	266,931	258,878
Total liabilities and stockholders’ equity	$289,265	$345,561	$311,358

Current ratio	3.6	2.3	3.0
Total indebtedness to stockholders’ equity	-	0.1	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)
(In thousands)
	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(26,957)	$20,888
Adjustments to reconcile net (loss) income to cash flows provided by (used for) operating activities:
Depreciation and amortization	14,337	12,534
Deferred taxes	(15,660)	-
Loss (gain) on disposal of fixed assets and other non-cash items	1,549	(2,410)
Stock-based compensation expense	3,043	2,809
Goodwill impairment	45,040	-
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(19,815)	(6,384)
Inventories	38,108	(26,357)
Prepaid expenses and other assets	1,830	115
Accounts payable, accrued expenses and other liabilities	3,600	(4,703)
Net cash flows provided by (used for) operating activities	45,075	(3,508)
Cash flows from investing activities:
Capital expenditures	(1,915)	(3,274)
Acquisition of businesses	(1,709)	(28,442)
Proceeds from sales of fixed assets	959	9,800
Purchase of short-term investments	(1,999)	-
Other investments	(25)	(3,195)
Net cash flows used for investing activities	(4,689)	(25,111)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	5,775	14,600
Repayments under line of credit and other borrowings	(14,458)	(24,750)
Purchase of treasury stock	-	(8,333)
Exercise of stock options	4,554	74
Other financing activities	(17)	-
Net cash flows used for financing activities	(4,146)	(18,409)

Net increase (decrease) in cash	36,240	(47,028)
Cash and cash equivalents at beginning of period	8,692	56,213
Cash and cash equivalents at end of period	$44,932	$9,185